FOR IMMEDIATE RELEASE         Contact: David W. Brunton, Chief Financial Officer
                                       SBE, Inc.
                                       (925) 355-7700
                                       davidb@sbei.com



                 SBE, Inc. Announces Third Quarter 2003 Results

                        Reporting continued profitability


SAN RAMON, CA, August 28, 2003 - SBE, Inc. (NASDAQ: SBEI), a leading supplier of high performance OEM communications solutions, today reported results for the three-month and nine-month periods ended July 31, 2003.

Net sales for the quarter ended July 31, 2003 were $1.6 million, compared with $2.8 million for the third quarter of 2002. Net income for the third quarter of 2003 was $141,000, or $0.03 (basic and diluted) per share, compared to a net loss of $178,000, or $0.04 (basic and diluted) per share, for the same period last year.

Net sales for the nine months ended July 31, 2003 were $5.2 million, compared with $5.8 million for the same period last year. Net income for the first nine months of fiscal 2003 was $284,000, or $0.07 (basic and diluted) per share, compared with a net loss of $2.4 million, or $0.64 (basic and diluted) per share, for the same period last year.

SBE's gross profit margin for the third quarter of 2003 was 66 percent, compared with 61 percent for the third quarter of 2002. Gross profit margin for the nine months ended July 31, 2003 was 62 percent, compared to 57 percent for the same quarter last year. The increase gross profit margin in fiscal 2003 as compared to fiscal 2002 is primarily attributable to lower materials and manufacturing costs combined with a more profitable product mix in fiscal 2003 and sales of previously written-down inventory used by HP.

Total operating expenses in the third quarter of 2003 were $922,000, net of a benefit for restructuring costs of $154,000, compared to operating expenses in the same quarter of 2002 of $1.9 million. Total operating expenses, including a benefit for restructuring costs, for the third quarter of fiscal 2003 was $1.1 million. SBE continues to manage operating expenses in accordance with current market conditions.


                                     -more-

Effective as of August 7, 2003, SBE purchased the assets of California-based Antares Microsystems, Inc. ("Antares"). None of Antares' liabilities were assumed in the transaction. SBE funded the purchase from working capital and proceeds from the recent sale of SBE common stock. "Prior to the market downturn, Antares consistently produced $4-5 million in revenues from 1997 to 2001. Backed by SBE's solid support and operations infrastructure, the existing Antares product line of Ethernet and Storage NICs is expected to generate $3-4 million in revenues in fiscal year 2004. In addition, SBE anticipates further revenue growth with the future release of products based on Antares' investment in TCP/IP Offload Engine (TOE), Serial Attach SCSI (SAS), and encryption technologies," said William B. Heye, Jr., president and chief executive officer of SBE.

"SBE's investment in next generation technologies and our new design wins in high-profile applications, such as Wi-Fi and E-911, are evidence of the significant steps we've taken to grow the business and return to profitability. Integrating the Antares products and technologies into our portfolio strategically positions SBE to penetrate new key accounts in the enterprise arena while continuing to expand our presence in the embedded marketplace," commented Heye. "We plan to further build on this momentum in the coming months by turning our technology investments into strong, customer-driven product solutions, continuing to diversify our customer base, and actively seeking out new market opportunities."

Conference Call Information
SBE's third quarter conference call will be held on Thursday, August 28, 2003 at 11:00 am Eastern Time / 8:00 am Pacific Time. To access the call, please dial
(800) 875-9124 ID #2351520 approximately 10 minutes prior to the start of the call.

A replay of SBE's quarterly conference call will be available for 48 hours. To access the replay, please dial (800) 875-9124 and enter code number 2351520. The replay can also be accessed via the company web site at www.sbei.com.


About SBE
SBE architects and provides network communications solutions for an extensive range of applied computing applications. SBE offers a robust portfolio of standards-based WAN, LAN, Storage network interface cards (NICs) as well as communications controllers designed to enable optimal performance and rapid deployment across a full spectrum of next generation networking systems. Based in San Ramon, California, SBE is a publicly traded company (Nasdaq: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. For additional information, please visit www.sbei.com.

                    Forward-Looking and Cautionary Statements

                                     - ### -

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about management's current estimates regarding net sales, gross margins and operating costs for the remainder of 2003, as well as statements about new product features, market opportunity for new products, and the demand for services that may be offered by SBE's customers. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, risks related to the company's reliance on a small number of OEM customers, rapidly changing product requirements, the introduction of new products, market acceptance of the company's products, and reliance on strategic partners. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.




                                - Tables Follow -

                                    SBE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           for the three and nine months ended July 31, 2002 and 2001
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                                         Three months ended                Nine months ended
                                                              July 31,                         July 31,
                                                         2003            2002             2003            2002
                                                     -----------      -----------     -----------      -----------

Net sales                                            $     1,621      $     2,786     $     5,249      $     5,793

Cost of sales                                                559            1,091           1,971            2,488
                                                     -----------      -----------     -----------      -----------

       Gross profit                                        1,062            1,695           3,278            3,305

Product research and development                             334              770             913            2,335

Sales and marketing                                          361              501           1,004            1,609

General and administrative                                   381              673           1,259            1,810

Restructuring costs (benefit)                               (154)             ---            (154)             ---
                                                     ------------     -----------     ------------     -----------

       Total operating expenses                              922            1,944           3,022            5,754
                                                     -----------      -----------     -----------      -----------

       Operating income (loss)                               140             (249)            256           (2,449)

Interest and other income                                      2               38              11               60
                                                     -----------      -----------     -----------      -----------

       Income (loss) before income taxes                     142             (211)            267           (2,389)

Provision (benefit) for income taxes                           1              (33)            (17)             (33)
                                                     -----------      ------------    ------------     ------------

       Net income (loss)                             $       141      $      (178)    $       284      $    (2,356)
                                                     ===========      ============    ===========      ============

Basic income (loss) per share                        $      0.03      $    (0.04)     $      0.07      $    (0.64)
                                                     ===========      ===========     ===========      ===========

Diluted loss per share                               $      0.03      $    (0.04)     $      0.07      $    (0.64)
                                                     ===========      ===========     ===========      ===========
Basic  - shares used
  in per share computations                                4,288            4,042           4,145            3,659
                                                     ===========      ===========     ===========      ===========
Diluted - shares used
  in per share computations                                4,614            4,042           4,276            3,659
                                                     ===========      ===========     ===========      ===========



                                    SBE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                  July 31,            October 31,
                                                                                    2003                 2002
                                                                              --------------        --------------
                                                                                (Unaudited)
Current assets:
    Cash and cash equivalents                                                    $     1,990           $     1,582
    Trade accounts receivable, net                                                     1,005                   888
    Inventories                                                                        1,603                 1,910
    Other                                                                                281                   220
                                                                                 -----------           -----------
          Total current assets                                                         4,879                 4,600

Property, plant and equipment, net                                                       343                   533
Capitalized software costs, net                                                           93                   110
Other                                                                                     79                    78
                                                                                 -----------           -----------
          Total assets                                                           $     5,394           $     5,321
                                                                                 ===========           ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                                                       $       305           $       488
    Accrued payroll and employee benefits                                                129                   159
    Other accrued expenses                                                               435                   531
    Current portion of refundable deposit                                                ---                   477
                                                                                 -----------           -----------
          Total liabilities                                                              869                 1,625
                                                                                 -----------           -----------

Stockholders' equity:
    Common stock                                                                      15,232                14,711
    Treasury stock                                                                      (409)                 (409)
    Note receivable from stockholder                                                    (245)                 (245)
    Accumulated deficit                                                              (10,053)              (10,336)
                                                                                 ------------          ------------
          Total stockholders' equity                                                   4,525                 3,696
                                                                                 -----------           -----------
          Total liabilities and stockholders' equity                             $     5,394           $     5,321
                                                                                 ===========           ===========